Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2019

LAUREL, Miss. (February 26, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2019.

Net sales for the first quarter of fiscal 2019 were $743.4 million compared with $771.9 million for the same period a year ago. The Company reported a net loss of $17.8 million, or $0.82 per share, for the quarter compared with net income of $51.2 million, or $2.24 per share, for the first quarter of fiscal 2018.

Net income for last year’s first fiscal quarter reflected a one-time non-cash tax benefit of $37.5 million from an adjustment to the Company’s deferred income tax liability, which resulted from a lower tax rate under the December 2017 federal tax legislation.

“Our results for the first quarter reflect continued challenging market conditions with significantly lower market prices for boneless breast meat produced at our big bird deboning plants compared with last year’s first quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “However, average prices for tray pack products sold to retail grocery store customers were higher both sequentially and when compared with the same period a year ago, and prices continue to reflect a good supply and demand balance. Demand and prices for jumbo wings strengthened seasonally during the quarter, but market prices still averaged below last year’s first quarter. Despite the challenging market price compared with last year’s first quarter, market prices for boneless breast meat rose from record lows during January and are now higher than this time a year ago.”

Overall market prices for poultry products were lower during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2018, the average prices of the Company’s retail tray pack products were approximately 1.4 percent higher, boneless breast meat prices were approximately 7.6 percent lower, bulk leg quarter prices decreased by approximately 23.7 percent, and jumbo wing prices were lower by 4.7 percent. The Company’s average feed cost per pound of poultry products processed was flat compared with the first quarter of fiscal 2018, and prices paid during the quarter for corn and soybean meal, the Company’s primary feed ingredients, increased 3.3 percent and decreased 0.2 percent, respectively, compared with the first quarter of fiscal 2018.

“Good corn and soybean crops harvested in the United States last fall contributed to a very healthy soybean balance table heading into the 2019 planting season, as well as an adequate supply of corn,” added Sanderson. “Uncertainties regarding trade with China, however, have provided price support for both corn and soybeans despite ample supplies of both grains, especially soy beans. Had we priced all of our grain needs for fiscal 2019 at yesterday’s Chicago Board of Trade futures contract prices, cash paid for feed grains during fiscal 2019 on fiscal 2018 volumes would be $26.4 million lower than during fiscal 2018.

Sanderson Farms Reports Results for First Quarter of Fiscal 2019

February 26, 2019

“Operations at our new Tyler, Texas, complex began earlier this month and the start-up has gone well. We expect to move to full production by the first calendar quarter of 2020, and we look forward to the opportunities the plant represents,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, February 26, 2019, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through March 28, 2019. Those who would like to participate in the call can do so by dialing 888-599-8686; confirmation code 9388773.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2018, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2019

February 26, 2019

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future growth plans, future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2019

February 26, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2019	2018
Net sales	$743,388	$771,948
Cost and expenses:
Cost of sales	708,400	702,101
Selling, general and administrative	58,535	52,575

	766,935	754,676

Operating income (loss)	(23,547)	17,272
Other income (expense)
Interest income	—	419
Interest expense	(509)	(523)
Other	—	2

	(509)	(102)

Income (loss) before income taxes	(24,056)	17,170
Income tax benefit	(6,223)	(34,036)

Net income (loss)	$(17,833)	$51,206

Earnings (loss) per share:
Basic	$(0.82)	$2.24

Diluted	$(0.82)	$2.24

Dividends per share	$0.32	$0.32

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Sanderson Farms Reports Results for First Quarter of Fiscal 2019

February 26, 2019

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2019	October 31, 2018
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$74,710	$121,193
Accounts receivable, net	123,593	121,932
Receivable from insurance companies	5,699	7,094
Inventories	261,768	240,056
Refundable income taxes	32,851	32,974
Prepaid expenses and other current assets	53,383	43,240

Total current assets	552,004	566,489
Property, plant and equipment	2,022,063	1,961,497
Less accumulated depreciation	(893,996)	(873,909)

	1,128,067	1,087,588
Other assets	5,030	5,363

Total assets	$1,685,101	$1,659,440

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$125,285	$128,936
Dividends payable	7,089	—
Accrued expenses	63,108	69,953

Total current liabilities	195,482	198,889
Long-term debt	60,000	—
Claims payable and other liabilities	9,961	9,865
Deferred income taxes	56,447	62,793
Commitments and contingencies
Stockholders’ equity:
Common stock	22,153	22,100
Paid-in capital	81,456	81,269
Retained earnings	1,259,602	1,284,524

Total stockholders’ equity	1,363,211	1,387,893

Total liabilities and stockholders’ equity	$1,685,101	$1,659,440

(1)

The Condensed Consolidated Balance Sheet at October 31, 2018, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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